Filed Pursuant to Rule 424(b)(5)
Registration No. 333-273882

PROSPECTUS SUPPLEMENT
(To prospectus and prospectus supplement dated September 12, 2023)

$55,000,000

Common Stock

This prospectus supplement updates and amends certain information in the prospectus supplement dated September 12, 2023 to the prospectus dated September 12, 2023 (collectively, the “September 2023 prospectus”), relating to the sale of shares pursuant to an Equity Distribution Agreement (the “Equity Distribution Agreement”), with Goldman Sachs & Co. LLC (“Goldman Sachs”), dated August 10, 2023. Effective October 24, 2024, the Equity Distribution Agreement was amended to reduce the maximum amount of shares issuable thereunder.

In accordance with the terms of the Equity Distribution Agreement, as amended, under this prospectus supplement we may offer and sell shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $55,000,000 from time to time through Goldman Sachs, acting as our agent, and we are filing this prospectus supplement to update and amend the September 2023 prospectus to reflect the reduction in the dollar amount of common stock we may sell in this offering. Through the date of this prospectus supplement, we have issued 11,918,121 shares of common stock pursuant to the Equity Distribution Agreement for gross proceeds of $4,768,600. As of the date of this prospectus supplement, $50,231,400 of shares of common stock remains available for sale under the Equity Distribution Agreement.

This prospectus supplement should be read in conjunction with the September 2023 prospectus, including the documents incorporated by reference therein, and is qualified by reference to the September 2023 prospectus, except to the extent that the information presented herein supersedes the information contained in the September 2023 prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the September 2023 prospectus, including any amendments or supplements thereto.

Our common stock is listed on the NYSE American under the symbol “SENS.” On October 23, 2024, the closing sales price of our common stock on the NYSE American was $0.3427 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the sections under the heading “Risk Factors” in the September 2023 prospectus and under similar headings in the documents that are incorporated by reference into the September 2023 prospectus, as supplemented by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is October 24, 2024